Exhibit 99


UNIVERSAL CORPORATION                                NEWS
P.O. Box 25099                                       Phone:      (804)359-9311
Richmond, VA 23260                                   Fax:        (804)254-3584


Contact:                                             Release:

     KAREN M.L. WHELAN                                     July 9, 1997
     Phone:       (804)359-9311                            1:45 p.m. EDT
     Fax:         (804)254-3594



              UNIVERSAL CORPORATION ANNOUNCES TANZANIAN ACQUISITION

RICHMOND, VA, July 9, 1997 / PRNEWSWIRE
         Universal Corporation today announced the purchase of Tanzania's only leaf processing facility, located in Morogoro. The acquisition was part of Tanzania's ongoing privatization process and includes the leaf processing plant, buying centers, storages and offices located throughout the tobacco growing regions. Further investments are anticipated to expand and modernize the processing facility and associated marketing infrastructure.

         Tanzania has been enjoying increasing importance and growth in the leaf tobacco industry as a producer of flue-cured "filler" type tobacco which is in high demand, particularly from European cigarette manufacturers. Tanzania is the second largest producer of flue-cured tobacco in Africa and one of the world's largest producers of dark-fired tobaccos. Universal is the market leader in Tanzania.

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal, noted, "This acquisition is important strategically and solidifies our already strong position in one of the most promising new areas in Africa for "filler-style" flue-cured tobacco. We applaud the Tanzanian government for its far-sighted efforts to create a viable free market economy as well as the very professional manner in which they have conducted their privatization process. We are excited about the opportunities for future growth in Tanzania and look forward to strengthening our long-standing relationship and commitment to the Tanzanian tobacco industry."

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1996, were approximately $3.6 billion.

                                      # # #